August 28, 2014

Mr. Lance Williams
Gankit Corporation
8300 FM 1960 West, Suite 450
Houston, TX 77070

Dear Mr. Williams:

This is to confirm that the client-auditor relationship between Gankit Corporation and LBB & Associates, Ltd., LLP has ceased.

Sincerely,

/S/ LBB & Associates, Ltd., LLP

LBB & Associates, Ltd., LLP

cc: Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Fax (202) 772-9253
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549